Exhibit 10.1

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

support@signingdaysports.com

Mr. Clayton Adams

[Redacted]

Re: Consulting Agreement

Dear Clayton:

This engagement letter (this “Agreement”), effective as of July 23, 2024 (the “Effective Date”), sets forth the terms and conditions pertaining to your retention by Signing Day Sports, Inc. (“we,” “us,” “our,” or the “Company”) as a consultant and the provision of the Services (as defined below) by you to us. Please indicate your acceptance of these terms and conditions by signing in the space designated below and returning this Agreement to my attention.

1.	Service Term. If you accept this engagement, we would like you to start providing the Services (as defined below) on the Effective Date and to continue to provide the services until this Agreement is terminated pursuant to Section 9 hereof (the “Service Term”).

2.	Services. You agree to provide us with the following services as an independent contractor (the “Services”) during the Service Term:

(a) Advise the Company on mergers, acquisitions and strategic alliances and collaborations; introduce the Company to and assist the Company in reviewing potential merger and acquisition targets and strategic allies and collaborations; assist the Company in negotiating terms and structure, and conducting due diligence of mergers, acquisitions and strategic alliances and collaborations;

(b) Review, assess and identify financing sources for the Company, advise on desirable financing amounts, terms, and structure, and otherwise consult on all aspects of Company financings;

(c) Advise the Company on public company matters and assist the Company with corporate governance;

(d) Assist the Company in building market awareness among, and provide introductions to, institutional investors, family offices and other potential investors; and

(e) Advise and perform such other duties as may reasonably be requested by the Company.

3.	Relationship of the Parties. The Company and you acknowledge and agree to the following:

(a) You do not have an employment relationship of any kind with the Company pursuant to this Agreement or any other agreement with us. You are an independent third party service provider who the Company has contracted with to provide the Services.

(b) You shall accept any reasonable directions issued by the Company pertaining to the Services, but shall be solely responsible for the means and method of performing the Services. The Company shall not control the manner or means by which you perform the Services.

(c) This Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf. You shall have no authority (and shall not hold yourself out as having authority) or power to direct or cause the direction of the management and policies of the Company.

(d) You shall not perform policy-making functions for the Company and shall not be considered to be an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Exchange Act (as defined below) nor an “executive officer” of the Company as such term is defined in Rule 3b-7 under the Exchange Act (as defined below).

(e) The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, or obtaining worker’s compensation insurance on your behalf.

4.	Business Expenses. The Company will reimburse you for reasonable out-of-pocket business expenses incurred by you and directly related to the Services described herein, provided that (i) such expenses are in accordance with the Company’s policies and procedures provided to you, (ii) any such expenses in excess of $500 are approved in advance by the Company, and (iii) you submit reasonable receipts or other appropriate documentation for such expenses. The Company shall pay the undisputed business expenses within five (5) business days after the Company’s receipt of an invoice or a receipt submitted by you.

5.	Stock Award. Subject to the approval of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, as applicable, you will be granted a one-time restricted stock award (the “Up-Front Restricted Stock”) of 127,826 shares of the Company’s common stock, par value $0.0001 per share (the “common stock”), under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”), on the Effective Date or the date of such approval, whichever is later. Additionally, you will also be granted a one-time restricted stock award (the “Deferred Restricted Stock”) of 668,841 shares of common stock within one (1) business day of the date of the later of the authorization of the grant of the Deferred Restricted Stock by (i) the NYSE American LLC and (ii) the Board or the Compensation Committee of the Board. The Up-Front Restricted Stock will be subject to the terms and conditions applicable to restricted stock granted under the Plan, as described in the Plan and the form of Restricted Stock Award Agreement for the Plan (the “Plan Restricted Stock Award Agreement”) and in accordance with applicable law. The Deferred Restricted Stock will be granted subject to the terms of a Non-Plan Restricted Stock Award Agreement and in accordance with applicable law. The Up-Front Restricted Stock and the Deferred Restricted Stock will become vested and exercisable immediately upon the date of grant. Notwithstanding the foregoing, the Company makes no representations or undertakings regarding the treatment of the Restricted Stock for purposes of Section 409A of the U.S. Internal Revenue Code (the “Code”) or any rule or regulation promulgated thereunder or any other section of the Code or any rule or regulation promulgated thereunder.

6.	Work Product. You agree that any and all Work Product (as defined below) shall be our sole and exclusive property. You hereby irrevocably assign to us all right, title and interest worldwide in and to any deliverables resulting from the Services (“Deliverables”), and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by you (whether alone or jointly with others) for us during or before the Service Term, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (the “Work Product”). You agree to execute, at our request and expense, all documents and other instruments necessary or desirable to confirm such assignment.

7.	Confidentiality. During the Service Term, we will provide you with confidential and/or proprietary information, including, but not limited to, data, information, ideas, materials, sales, cost and other unpublished financial information, product and business plans, or other relevant information that is marked “confidential” (or similarly) or, if not so marked, is clearly intended to be confidential (collectively, “Confidential Information”). You shall protect all such Confidential Information with at least the same degree of care that you use to protect your own confidential information, but not less than a reasonable degree of care. You shall not use, disclose, provide, or permit any person to obtain any such Confidential Information in any form, except for employees, agents, or independent contractors whose access is required to carry out the purposes of this Agreement and who have agreed to be subject to the same restrictions as set forth herein. The confidentiality obligations of this section shall not apply to any information received by you that (i) is generally available to or previously known to the public, (ii) can be reasonably demonstrated was known to you prior to the negotiations leading to this Agreement, (iii) is independently developed by you outside the scope of this Agreement without use of or reference to our Confidential Information, or (iv) as required or permitted to be disclosed pursuant to Rule 21F-17(a) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or other applicable law, legal process or government regulation, provided, however, that prior to any disclosure of confidential information as required by such applicable law, you shall, to the extent such applicable law so permits, use your best efforts to advise the Company in advance of your making any such permitted or required disclosure and cooperate with the Company in order to afford the Company a reasonable opportunity to take any legally-permissible actions to contest, limit, remove the basis for, or otherwise address such disclosure in connection with your work for the Company.

8.	Non-Circumvention. As a result of the Services that you provide to us under this Agreement, you may become aware of certain opportunities that we have developed or that have come to our attention. During the Service Term, you agree that you shall not, and shall cause your affiliates, representatives and agents not to, directly or indirectly, use any Confidential Information or take any other action or provide any information to, or initiate, negotiate, or hold any discussions, or enter into any understanding or agreement with, any party other than us with respect to any Transaction (as defined below), and shall only engage in a Transaction if you (i) do so on behalf of us, (ii) do so through us, or (iii) obtain our written consent and waiver. In addition, you agree to immediately communicate to us the terms of any proposal relating to any Transaction received by you, or your affiliates, representatives or agents. A “Transaction” is any transaction (regardless of the structure of such transaction) with a third party that you have become aware of through your provision of Services to us, including, without limitation, an acquisition, a business combination, an investment, a license of intellectual property, a lease, a purchase of real estate, a joint venture or partnership or any similar transaction.

9.	Termination. This Agreement may be terminated by either party upon five (5) days’ advance written notice. Termination of this Agreement shall in no way affect our obligation to pay you any compensation if accrued through the date of termination or to reimburse you for any approved expenses incurred on our behalf through the date of termination. Each party’s obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other party’s property, assignment or trust mortgage for the benefit of creditors by the other party, the commencement of any proceeding under any bankruptcy, receivership or insolvency laws by the other party or, if the action is not dismissed within ninety (90) days, against the other party.

10.	Miscellaneous.

(a)	During the Service Term, the Company shall provide you with reasonable access to its premises, materials, information, and systems to the extent necessary for the performance of the Services, including a Company email address.

(b)	All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered three (3) days after being sent by prepaid certified or registered U.S. mail, one (1) day after being sent by overnight express courier to the address of the party to be noticed, or upon hand delivery or electronic mail delivery to the address or email address of the other party as indicated at the head of this Agreement.

(c)	This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)	No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties.

(e)	In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable.

(f)	These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of such state.

(g)	Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld.

(h)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

Please sign and date this letter and return it to us if you wish to accept this engagement on the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Daniel Nelson
Daniel Nelson, Chief Executive Officer

Understood and Accepted:

/s/ Clayton Adams	July 23, 2024
Clayton Adams	Date